Al Abbasi Professional Accounting Services

CPA Professional Office

October 14, 2021

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Reports dated October 13, 2021 relating to the balance sheets of NDB, Inc. (the “Company”) as of December 31, 2019, December 31, 2020, and as of June 30, 2021, the related statements of operations, changes in stockholders’ Equity, and cash flows for the years then ended, and the related notes to the financial statements.

/s/ Amjad N. I. Abu Khamis

Amjad N. I. Abu Khamis

Certified Public Accountant, License # 08224 NH

Al Abbasi Professional Accounting Services 20
Portsmouth Avenue
Suite 1 PMB 1093 Stratham
NH 03885
amjad@alabbasicenter.com
603-607-7600